Exhibit 99

FOR IMMEDIATE RELEASE

January 13, 2016

THE EASTERN COMPANY ANNOUNCES BOARD OF DIRECTOR APPROVAL OF DECLASSIFICATION OF BOARD OF DIRECTORS AND ELECTION OF BOARD BY MAJORITY VOTE;
SHAREHOLDER APPROVAL TO BE REQUESTED AT 2016 ANNUAL MEETING

Naugatuck, CT–The Eastern Company (NASDAQ:EML) (the “Company”) announced that its Board of Directors has unanimously voted to declassify the Board of Directors and to elect Directors by a majority vote.

James A. Mitarotonda, Chairman, stated, “The Board of Directors has carefully reviewed the Company’s governance policies and has determined it to be in the best interest of the Company’s shareholders to declassify its Board.  The Board of Directors is currently divided into three classes, with the term of office of one class expiring each year. The classification of the Board will be eliminated in a phased-in manner, so that each director who is elected at the annual meeting of shareholders to be held in 2017 or thereafter will be elected for a term of office of one year”.

Mr. Mitarotonda continued, “The Board of Directors has also approved the election of directors by a majority of the votes cast at a meeting of the shareholders.  Currently, directors are elected by a plurality of the votes cast at a meeting.”

Mr. Mitarotonda concluded, “The Board of Directors has approved amendments to the Certificate of Incorporation and the By-laws of the Company which eliminate the classification of the Board of Directors and provide for the election of directors by a majority of the votes cast.  The amendment to the Company’s Certificate of Incorporation will be presented for shareholder approval at the 2016 Annual Meeting of Shareholders.  The declassification of the Board of Directors and the election of directors by a majority of the votes cast will become effective only upon the approval of the shareholders.”

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August M. Vlak or John L. Sullivan III, 203-729-2255